Exhibit 5.1

April 23, 2025

GCT Semiconductor Holding, Inc.

2290 North 1st Street, Suite 201

San Jose, CA 95131

Re:	GCT Semiconductor Holding, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by B. Riley Principal Capital II, LLC (the “Selling Securityholder”) of up to 10,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) consisting of (a) up to 10,843,182 shares of Common Stock that the Company may elect, in its sole discretion, to issue and sell to the Selling Securityholder, pursuant to that certain Common Stock Purchase Agreement, dated as of April 23, 2024, between the Company and the Selling Securityholder (the “Purchase Agreement”) and (b) 56,818 shares of Common Stock that the Company issued to the Selling Securityholder, upon the execution of the Purchase Agreement, as consideration for its commitment to purchase shares of the Company’s Common Stock in one or more purchases that the Company may, in its sole discretion, direct them to make, from time to time after the effective date of the Registration Statement, including the related prospectus contained therein and forming a part thereof, pursuant to and subject to the satisfaction of the conditions contained in the Purchase Agreement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Third Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate”), and the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Bylaws”), certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and non-assessable when sold pursuant to the Registration Statement and the terms of the Purchase Agreement.

We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

The opinions expressed herein are limited to the DGCL and the laws of the State of New York, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

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Very truly yours,

/s/ Morgan, Lewis & Bockius LLP